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Exhibit 5.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

January 13, 2004

Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

Ladies and Gentlemen:

        We have acted as counsel to Pathmark Stores, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission relating to the registration of the Company's 8 3/4% Senior Subordinated Notes due 2012 (the "Exchange Notes") and the unconditional guarantees by Plainbridge LLC, a Delaware limited liability company, Adbrett Corp., a Delaware corporation, AAL Realty Corp., a New York corporation, Bridge Stuart, Inc., a New York corporation, and PTMK LLC, a Delaware limited liability company (collectively, the "Subsidiary Guarantors") as to the payment of principal and interest on the Exchange Notes (the "Exchange Note Subsidiary Guarantees"). Pursuant to the Registration Statement, the Company is offering to exchange (the "Exchange Offer") up to $50,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 8 3/4% Senior Subordinated Notes due 2012 (the "Old Notes"), and to exchange the Exchange Note Subsidiary Guarantees for the unconditional guarantees as to the payment of principal and interest on the Old Notes by the Subsidiary Guarantors (the "Old Note Subsidiary Guarantees"). The Exchange Notes and the Exchange Note Subsidiary Guarantees will be issued upon consummation of the Exchange Offer. The Old Notes and Old Note Subsidiary Guarantees were, and the Exchange Notes and the Exchange Note Subsidiary Guarantees will be, issued pursuant to an indenture, dated as of January 29, 2002, as supplemented by the First Supplemental Indenture dated as of January 30, 2002, among the Company, the Subsidiary Guarantors and Wells Fargo Bank Minnesota, National Association, trustee (as so supplemented, the "Indenture").

        In this capacity, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) a specimen of the Old Notes and the Exchange Notes and (iv) the originals, or copies identified to our satisfaction, of such corporate records of the Company, the Subsidiary Guarantors and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies thereof. In rendering the opinions expressed below, we have relied as to certain factual matters upon certificates of officers and other representatives of the Company and the Subsidiary Guarantors and certificates of public officials.

        For purposes of this opinion, we have assumed that the Indenture will be valid and binding on the Trustee and enforceable against the Trustee in accordance with its terms.

        Our opinions set forth below are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States and we do not express any opinion herein concerning any other laws.

        Based on the foregoing, we are of the opinion that when the Exchange Notes have been duly executed by the Company (assuming that the Exchange Note Subsidiary Guarantees have been duly authorized by each Subsidiary Guarantor under the laws of its jurisdiction of incorporation or formation and that the Indenture has been duly authorized and executed by each Subsidiary Guarantor), and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Old Notes in accordance with the terms of the Exchange Offer as set forth in the

Registration Statement, the Exchange Notes will be duly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and each Exchange Note Subsidiary Guarantee will constitute a valid and binding obligation of the Subsidiary Guarantor providing such Exchange Note Subsidiary Guarantee enforceable against such Subsidiary Guarantor in accordance with its terms.

        The opinion set forth above is subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included as part of the Registration Statement.

Very truly yours,
RSW/ME/RB	/s/ Shearman & Sterling LLP
RE

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